Exhibit 99.1

PRESS RELEASE | June 2, 2021 | NASDAQ:PLL; ASX:PLL

PIEDMONT LITHIUM ADDS GOVERNANCE AND OPERATIONAL EXPERIENCE TO BOARD FOLLOWING U.S. INCORPORATION

June 2, 2021 (Business Wire) – Piedmont Lithium Inc., (“Piedmont” or the “Company”) (NASDAQ: PLL; ASX: PLL), a clean energy company focused on the integrated production of lithium hydroxide to support the U.S. electric vehicle supply chain, today announced the election of two new Non-Executive Directors to its Board, Mr. Claude Demby and Ms. Susan Jones, along with the retirements of long-serving Directors Anastasios Arima and Levi Mochkin. “We are extremely fortunate to have individuals with the leadership and operating experience of Claude and Susan join our Board. Their relevant executive and governance backgrounds will play a key role in helping guide our organization as the demand for electric vehicles and lithium hydroxide rapidly increases in the United States and around the world,” said Piedmont Board Chairman, Jeff Armstrong.

Mr. Demby, currently President of Cree LED, a Smart Global Holdings, Inc. company, brings exceptional governance experience through his current service as Chair of the Governance and Nominating Committee and Director on the board of Brown Capital Management Mutual Fund Trust and prior service as Director on the board of the Federal Reserve Bank of Richmond - Charlotte branch, including Chairman from 2012 to 2017. He also has a strong record of community service through his founding and running of Valour Academy Schools, Inc., in Raleigh, NC, and serving as an advisory board member of Duke Raleigh Hospital.

Mr. Demby has extensive executive and operational leadership experience, having served as CEO and Director of the Noël Group, a $250 million manufacturer of synthetic foam materials, and President and COO of L&L Products, after beginning his career in engineering roles with Procter & Gamble and GE Plastics. “Claude’s work leading the LED Products business at Cree, developing technologies and services that have a broad environmental, social and governance impact, will be extremely valuable to Piedmont given our focus on serving the electric vehicle market, which will play a critical role in helping reduce the world’s carbon footprint,” said Mr. Armstrong. Mr. Demby received an MBA from Rensselaer Polytechnic Institute and a Bachelor of Chemical Engineering from the University of Delaware.

Ms. Jones spent 15 years of her career at Nutrien Ltd., a multibillion-dollar global mining and agricultural enterprise.  Her most recent role prior to retirement in 2019 was serving as Executive Vice President and CEO – Potash, the world’s largest underground soft-rock miner.   Ms. Jones has a wealth of board experience, having advised the boards of both Agrium and Nutrien, both NYSE publicly traded companies, as an executive, and currently serving on the board of TC Energy, a $50 billion market cap NYSE company, and Arc Resources.  She has also served on the Boards of Gibson Energy and Canpotex.

Ms. Jones brings valuable legal experience combined with operating responsibilities over the course of her career with roles ranging from Chief Legal Officer to Managing Director of European Operations, and several other critical leadership positions. “Susan’s experience leading a global, vertically integrated, commodity company, combined with her extensive background in a variety of operational roles at Nutrien, will be an asset to Piedmont Lithium as we look to expand our business in the future,” added Mr. Armstrong. Ms. Jones received her JD from the University of Ottawa (Canada) and a BA in Political Science from the University of Victoria (Canada).

Piedmont CEO Keith Phillips commented, “As we welcome Susan and Claude, it is difficult to express how much we will miss and appreciate the vision and contributions that Taso and Levi brought to our organization to help us get to this point as a company. Mr. Arima is a visionary entrepreneur and was a co-founder of Piedmont Lithium, having identified both the economic and national security advantages of operating on the Carolina Tin-Spodumene Belt versus remote global locations.  Taso is also the founder and CEO of Hyperion Metals, and is stepping back from the Piedmont board to dedicate all of his time to leading that new critical minerals venture. Mr. Mochkin has been a Board member and the Mochkin family trust has been Piedmont’s largest individual shareholder since the Company’s inception; his entrepreneurial guidance and wisdom together with being an unrelenting advocate of our story resonated with institutional and individual investors worldwide. We would not be where we are without them.”

About Piedmont:
Piedmont is developing a world-class integrated lithium business in the United States, enabling the transition to a net zero world and the creation of a clean energy economy in America. Our location in the renowned Carolina Tin Spodumene Belt of North Carolina, positions us to be one of the world’s lowest cost producers of lithium hydroxide and the most strategically located to serve the fast-growing U.S. electric vehicle supply chain. The unique geographic proximity of our resources, production operations and prospective customers, places Piedmont on the path to be the most sustainable producer of lithium hydroxide in the world and allow Piedmont to play a pivotal role in supporting America’s move to the electrification of transportation and energy storage. Additional information is available at www.piedmontlithium.com.

For further information, contact:

Keith Phillips	Brian Risinger
President & CEO	VP - Investor Relations and Corporate Communications
T: +1 973 809 0505	T: +1 704 910 9688
E: kphillips@piedmontlithium.com	E: brisinger@piedmontlithium.com